UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 28, 2007 (February 26, 2007)

INVESTOOLS INC.

Exact Name of Registrant as Specified in its Charter

DELAWARE	000-52012	76-0685039
State of Incorporation	(Commission	(I.R.S. Employer
or Organization	File Number)	Identification No.)

45 ROCKEFELLER PLAZA, SUITE 2012, NEW YORK, NY	10111
Address of Principal Executive Offices	Zip Code

Registrant’s telephone number, including area code  (801) 816-6918

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02.  Results of Operations and Financial Condition.

On February 28, 2007, Investools Inc. (the “Company”) issued a press release announcing its financial results for the three and twelve months ended December 31, 2006. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Further, as more fully described in Item 4.02 below, the Company also announced that it will restate its previously filed financial statements for the quarterly periods ended March 31, 2006, June 30, 2006, and September 30, 2006.

The information in this Item 2.02, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 3.02 Unregistered Sales of Equity Securities.

On February 26, 2007, the Company entered into a brokerage services agreement with one of the option market’s leading active retail trading groups and certain other parties where the Company agreed, as consideration for the business relationship between the parties, to issue up to 1,600,000 shares of the Company’s common stock.  Of those shares, 650,000 shares were issued on February 26, 2007, 200,000 shares are issuable on each of the first, second and third anniversaries subsequent to February 26, 2007 in the event that certain financial thresholds are met in the preceding calendar year and an additional 350,000 shares are issuable on the third anniversary subsequent to February 26, 2007 in the event that certain financial thresholds are met, in the aggregate, over the three preceding calendar years.  The financial thresholds are based upon the net brokerage revenue received by thinkorswim, Inc., a wholly-owned subsidiary of the Company, from certain customers.  Upon a change of control of the Company, shares that would be issuable with respect to the then-current calendar year or any future calendar year would become immediately issuable.

The sale of these shares was exempt from registration under the Securities Act as a private offering to an “accredited investor” under Section 4(2) Securities Act and Rule 506 of Regulation D thereunder.  Such issuance did not involve a public offering, was made to an accredited investor without general solicitation or advertising, and no underwriting commissions or discounts were paid.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 23, 2007, the Company determined that certain revenue related to workshops and homestudies had not been appropriately recognized during the period the workshop was attended or homestudy delivered. The unrecognized revenue did not impact Sales Transaction Volume, Cash amounts, or Adjusted EBITDA.  Based on the preliminary results, the Company will restate each of the first three quarters of 2006 to appropriately reflect the recognition of revenue. The expected impact of the restatement on the first three quarters of 2006 is an increase in revenue recognized under generally accepted accounting principles (“GAAP”) of $13.4 million, and an improvement to Net Loss of $13.4 million. Consequently, in consultation with the Company’s Audit Committee and its independent registered public accounting firm, KPMG LLP, the Company determined that Investools Inc.’s previously issued quarterly financial statements filed on Form 10-Q for the periods ended March 31, June 30, and September 30, 2006 should no longer be relied upon. The Company will restate these previously issued financial statements, and will reflect the revenue increases and corrected numbers for each of the quarters in its Form 10-K scheduled to be filed next month. A summary of the restated quarterly revenues and Adjusted EBITDA amounts is set forth in the accompanying press release furnished as Exhibit 99.1 to this report. As a result of these restatements, management is determining the impact this will have on the Company’s assessment of internal controls over financial reporting.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release, dated February 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTOOLS INC.

	By:	/s/ Ida K. Kane
Ida K. Kane
Chief Financial Officer

Dated: February 28, 2007

EXHIBIT INDEX

No.	Description
99.1	Press Release, dated February 28, 2007.